EXHIBIT 21.1
Subsidiaries

Subsidiaries	Jurisdiction
Perficient Canada Corp.	Province of British Columbia, Canada
BoldTech International, LLC	Colorado
BoldTech Systems (Hangzhou), Ltd.	People’s Republic of China
Perficient India Private Limited	India
Perficient UK Ltd.	United Kingdom
Perficient d.o.o. Novi Sad	Serbia
Productora de Software S.A.S.	Colombia
Talos Digital S.A.S.	Colombia
TCOMM S.A.S.	Colombia
Izmul S.A.	Uruguay
Overactive SPA	Chile
Soft OA S.R.L.	Uruguay
Lundol Trade S.A.	Uruguay
Overactive Inc.	Puerto Rico
One Button World LLC	Delaware
Overactive S.A.S.	Colombia
First Plus Soft S.A.U.	Argentina